Other Exhibit


              DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUND

                          Certificate of Secretary

     The undersigned, Elizabeth A. Keeley, Assistant Secretary of Dreyfus Institutional Preferred Money Market Fund (the "Fund"), hereby certifies that set forth below is a copy of the resolution adopted by each Board member of the Fund authorizing the signing by Elizabeth A. Keeley, Marie E. Conn olly, John E. Pelletier, Michael Petrucelli, and Mark A. Karpe on behalf of the proper officers of the Fund pursuant to a power of attorney.

           RESOLVED, that the undersigned hereby constitutes and appoints Elizabeth A. Keeley, Marie E. Connolly, John
           E. Pelletier, Michael Petrucelli, and Mark A. Karpe, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of Dreyfus Institutional Preferred Money Market Fund (including pre- and post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     IN WITNESS WHEREOF, I have hereunto signed may name and affixed the Seal of the Fund on May 22, 1997.



                                        /s/ Elizabeth A. Keeley
                                        Elizabeth A.  Keeley,
                                        Assistant Secretary